Exhibit 10.4

Synergy Producing Properties, LLC

October __, 2021

US Energy Corp.

Attn: Ryan Smith

675 Bering, Suite 390

Houston, TX 77057

RE:	Farmout Agreement
Glacier and Toole Counties
Montana

Gentlemen:

This letter shall put into writing the farmout agreement (the “Agreement”) between U.S. Energy Corp, a Wyoming corporation (“Farmor”) and Synergy Offshore, LLC, a Texas limited liability company (“Farmee”) hereto covering certain properties located in Glacier and Toole Counties, Montana. On October 4, 2021, Farmee entered into a Purchase and Sale Agreement (“PSA”) with Farmor in which Farmee conveyed to Farmor, among other assets, all right title and interest in and to Farmee’s producing properties located in Montana. With specific reference to said PSA, and subject to the terms and conditions set out below, Farmor hereby agrees to farmout back to Farmee certain rights in and to the specific properties located in Glacier and Toole Counties, Montana (“Farmout Properties”), the legal descriptions of which set forth in Exhibit “A”, attached hereto, and the units, leases and wells associated with the properties set forth in Exhibit “B” hereto.

1.	Secondary and Tertiary Operations by Farmee. Farmor and Farmee agree pursuant to this Agreement that Farmee will have the right to enhance the oil and gas production on the Farmout Properties by secondary and tertiary recovery operations, including, but not limited to, the re-entry and utilization of existing units or wells, the drilling of new wells, and the installation of new production and transportation equipment and facilities. Said enhancing operations may be for the purpose of creating injection and/or production wells. Farmee shall bear 100% of the drilling, operating, equipping and completing expense associated with the enhancing operations conducted on the Farmout Properties, and shall own all equipment and facilities that it installs. Farmor shall bear no expense of the drilling, operating, equipping and completing such enhancement operations. Farmor and Farmee agree that, except as specifically set forth in Paragraph 7, below, Farmee may conduct operations in any legal location on the Farmout Properties, for so long as it does not interfere with the existing production or the behind pipe reserves of Farmor.

9821 katy freeway, Suite 805 ● Houston, Texas 77024 ● (713) 827-9988

US Energy Corp.	Date
Farmout Agreement

2.	Term. This Agreement shall have an initial term of ten (10) years. If Farmee has not conducted any enhancement operations during the Term, this Agreement shall terminate. If operations have been conducted and the Farmee has succeeded in increasing the production of any unit or wells in a unit, this Agreement shall continue in full force and effect for so long as there is oil and gas in commercially paying quantities in any unit or field affected by the Farmee pursuant to the terms hereof.

3.	Determination of IPR. At least thirty (30) days prior to the commencement of any production enhancing operations by Farmee, the Farmor and Farmee will agree upon an Initial Production Rate (“IPR”) to be established for each well, unit or field subject to this Agreement. In the event a new well or new depth is drilled in any unit or field, the IPR shall be zero for that well or depth. The IPR shall be determined by a mutually agreed independent petroleum engineering firm based on the most recently prepared reserve report prepared for the audited financial statements for the Farmor, and based on the historical monthly rate of oil and gas production as of the date of the determination of the IPR, with the proposed estimated decline rate for that well, unit or field. Once enhancement operations are conducted on any unit or field, any increase in production over the life of the well, unit or field, shall be the Enhanced Production Rate (“EPR”). Farmor shall be entitled to the working interest and net revenue interest attributable to the IPR, and Farmee shall be entitled to the working interest and net revenue interest attributable to the EPR. Over the life of the enhanced well, unit or field, on a monthly basis, Farmor shall pay Farmee the monthly EPR of said well, unit or field. The EPR will be determined by subtracting IPR from the total production of the well, unit or field (EPR = Total Production - IPR).

For example, if a particular well, unit or field is producing 400 bbls of oil per month (“BOPM”) at the commencement of the enhancement operations, its initial IPR will be 400 BOPM. If, after the Farmee performs production enhancing operations on a well, unit or field that affect said well, and the production increases to 500 BOPM, then Farmor shall receive its 400 BOPM of the production, subject to its decline curve, and Farmee shall receive 100 BOPM of the production.

It is specifically agreed to and understood that, in addition to the IPR revenue described above, Farmor shall own and retain a one (1%) percent interest in the net revenues attributable to the Farmee’s EPR, subject to production taxes, marketing expenses and other standard deductions to net revenue.

4.	Monthly Price Determinations. The payments made to Farmor and Farmee based on the IPR and EPR on a monthly basis shall be based on the price received for oil and/or gas for the particular month in which that production was sold. For example, if the unit made 400 BOPM prior to any enhancing operations being performed, and the price received for the oil that month was $60 per bbl, then the revenues Farmor would equal, being $24,000 ($60 x 400 BOPM), subject to production taxes, marketing expense and other standard revenue deductions. If, after Farmee performs production enhancing operations on said unit, and the production increases to 500 BOPM, then Farmee shall receive gross revenues of $6,000 ($60 x 100 BOPM), subject to production taxes, marketing expense and other standard revenue deductions. EPR and IPR may both change over time, but not necessarily at the same rates, or in the same directions, and such changes will be estimated and calculated by a mutually agreed registered petroleum engineer

US Energy Corp.	Date
Farmout Agreement

5.	Revenue Collection and Disbursement. As operator of the Farmout Properties, Farmor shall continue to collect 100% of the revenues, and pay 100% of the expenses for all wells, units and fields situated in the Farmout Properties. On a monthly basis, as it otherwise distributes revenues to working interest owners, Farmor shall calculate the revenue due to Farmee based on the EPR, as it may be adjusted from time to time, of any well, unit or field that has been enhanced by Farmee, and pay to Farmee the gross revenue of said EPR, less all standard revenue deductions and associated expenses attributable to the portion of the gross revenues attributable to the EPR.

6.	Operations. Farmee, as operator for all of the enhancement operations, shall pay all of its operating and capital costs for the enhancement of any well, unit or field. If Farmee commences enhancement operations with respect to any existing well, drills any new wells or otherwise takes over operations of any well, it will be liable for 100% (to its proportionate interest) of the plugging and abandonment costs for any such wells. Once the enhancement operations are complete, the Farmee and Farmor will agree on turning production operations back to the Farmor, with any amendments or agreements necessary or desirable to the existing operating agreements.

7.	Conversion to Injection Well. Farmor and Farmee agree that Farmee has the right to convert any existing producing well into an injection well, any injection well into a producer, and use any producing or non-producing well for the purpose of enhancing the production of other wells in the unit or field. Once a well is taken over by Farmee for that purpose, then Farmee shall bear all risks and expenses of said well, from that point forward, including 100% of the plugging and abandonment costs. In addition, Farmee shall pay Farmor a monthly amount equal to the calculated IPR of that well, including its natural decline. When the originally estimated decline rates indicate that the well would not be producing in commercially paying quantities, the monthly fee shall cease.

8.	Notice. Farmee agrees to notify Farmor at least thirty (30) days prior to the commencement of any enhancement operations for any particular well, unit, field or new or additional operation thereon. Such notification shall include a description of the anticipated operations. Farmee agrees to use commercially reasonable efforts to minimize any interference to or disruption of the current operations of the field. In return, Farmor agrees to use commercially reasonable efforts to cooperate with Farmee to allow for said operations.

9.	Access to Information. On written request by Farmee, Farmor shall make available to Farmee copies of all title opinions, abstracts of title and other title information in Farmor’s possession with respect to the Farmout Lands; provided, however, furnishing such items shall not be construed as a warranty or representation by Farmor of title or ownership. Any curative work or additional title examination required by Farmee shall be conducted by Farmee at its sole cost and risk. Farmee shall also provide Farmor with a copy of all curative work and title information resulting from any additional title examinations conducted by Farmee. Farmor shall also provide Farmee access to all well files, engineering and geophysical data in its possession with respect to any operations proposed hereunder.

US Energy Corp.	Date
Farmout Agreement

10.	Access to Operations. Farmee, and if applicable, its contractors and subcontractors shall be entitled to exercise all of Farmor’s rights of ingress and egress pertaining to the Farmout Lands for the purpose of conducting operations. Farmor shall advise Farmee of any unusual limitations or restrictions on ingress or egress, known to Farmor, and Farmee and, if applicable, its contractors and subcontractors shall comply with such limitations or restrictions. During Farmee’s operations Farmor and Farmor’s representatives shall have access at all times to the worksite, for the purpose of observation, at Farmor’s sole risk and liability.

11.	AMI and Participation Right

a.	. AMI Upon the execution hereof, the Farmee and Farmor shall establish the Area of Mutual Interest equal to halo of one (1) mile around the Farmout Properties, (“AMI”). The term of the AMI shall continue through the Term. During the Term of the AMI, if an oil or gas lease, or other interest within the AMI is acquired by one Party (the “Acquiring Party”), the Acquiring Party shall notify the other Party (the “Non-Acquiring Party”) at least twenty (20) days prior to any such acquisition. The properties so acquired within the AMI shall become subject to the terms and conditions of this Agreement, and the Parties will promptly amend this Agreement to include such additional properties.

b.	Participation Right. In the event that Farmee determines to (a) raise capital from independent third-party, or (ii) sells all or any portion of its rights hereunder to any independent third-party (expressly excluding, however, any grants that Farmee may obtain), Farmor shall have the right to participate for up to 20% (by value) of any such offer or transaction, on the same economic basis and terms as the independent third-party. Farmee shall give at least ten (10) days advance written notice to Farmor of any such third-party transaction, and Farmor must make its election to participate within that notice period. Farmor will be required to execute and deliver documents for any such third-party transaction substantially the same as the third-party capital provider, or the third-party purchaser.

12.	Well Information. During Farmee’s operations, Farmee shall furnish to Farmor, upon written request, at no cost to Farmor, the following information pertaining to the any operations by Farmee on the Farmout Properties:

(a)	Written notice of the time and date on which any well is spudded.

(b)	A drilling report showing all formations encountered and the depths at which those formations were encountered.

(c)	Written reports on all cuttings and cores taken in the well, along with representative samples of the cuttings and cores if requested by Farmor.

US Energy Corp.	Date
Farmout Agreement

(d)	Reasonable advance notice of any production tests, pressure tests, cores and logs to be run in the well so that Farmor may witness the operations. Written report of such operations, when they are completed, shall be furnished to Farmor.

(e)	Copies of all reports and other forms filed with any federal, state or local governmental authority concerning any well.

(f)	A complete copy of the driller’s log and a complete copy of all electrical logs (if such logs are run), on a scale of not less than 2 inches per 100 feet, from the bottom of the surface casing to the total depth of the well.

(g)	Copies of all fluid analyses and other reports or information obtained with respect to the well.

(h)	If any well is completed as a well capable of production, Farmee shall, within 60 days of that completion, furnish Farmor with a statement of all costs of drilling, equipping and completing that well.

13.	Tag-Along Rights. (A)There is no preferential purchase right in this Agreement nor in any applicable Operating Agreement. However, in the event that Farmor, its successors and assigns, should sell, assign, farmout, or otherwise dispose of all or part of the rights, interests, assets and properties that are governed by this Agreement, including but not limited to the units, and wells and leases (whether earned or not) and any and all wells, facilities and production equipment located thereon (the “Contract Interests”) owned by Farmor (sometimes called the “Selling Party”), the following shall apply:

(a)	Subject to the provisions of this Section 13(a), Farmor will cause the purchaser of the Contract Interests to offer to acquire that portion of the interests of Farmee and its successors and assigns in the units and wells and all related equipment and facilities owned by Farmee (the “Tag-Along Parties”) based on the evaluation by a third-party independent petroleum engineer as to the relative values of the IPRs and EPRs of the applicable Farmout Properties at the time of the sale;

(b)	Should the Selling Party’s Contract Interests be only a portion of a larger transaction by the Selling Party, then the allocation of value given to the Selling Party’s Contract Interests by the third-party purchaser shall be the basis for establishing the value of the Tag-Along Parties’ Contract Interests, which shall be confidential and not disclosed to the Tag-Along Parties.

(c)	Subject to appropriate confidentiality, the Selling Party will keep the Tag-Along Parties reasonably apprised of the status of negotiations with the proposed purchaser, but the offer, if any, for the Tag-Along Parties’ Contract Interests, will be made by the proposed purchaser. If a Tag-Along Party receives a binding offer from the proposed purchaser, such Tag-Along Party will have five (5) business days to consider the offer and either accept it or reject it. If such Tag-Along Party fails to accept or reject the offer within such period, it will be deemed to have rejected the offer.

(d)	The rights of the Tag-Along Party, under this Section 13(a), shall continue to apply if the Selling Party fails to consummate the transaction on the basis on which the offer was made, and this Section 13 shall apply to any future offer; and

(e)	The provisions of this Section 13 shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

US Energy Corp.	Date
Farmout Agreement

13(B) The provisions of Section 13(A) shall not apply in cases where any party wishes to mortgage its Contract Interests, or to transfer title to its Contract Interests to its mortgagee in lieu of or pursuant to a foreclosure of a mortgage of its Contract Interests or to dispose of its Contract Interests by transfer of its Contract Interests to, or merger, reorganization or consolidation with, a subsidiary or parent company or any company or entity in which such party owns a majority of the ownership or beneficial interests.

14.	Confidentiality. Farmor shall not divulge any information obtained from Farmee’s operations under the terms of this Agreement to any person or entity other than any representative, accountant, potential investor or investor, potential lender or lender, consultant, or officer or employee of Farmor that agrees that the information obtained from Farmee ‘s operations hereunder are proprietary and are, in many instances, trade secrets and that such person or entity shall not disclose such information to any other person or entity except, (i) to the extent the information was already in the public domain, (ii) to any party owning an interest in the unit or well, and/or (iii) to the appropriate governmental authority(s) as necessary or as required by applicable security laws or as may be required to be produced in legal proceeding; provided however, no public release of information may be made in compliance with applicable securities law, unless the releasing person has given the other Party prior written notice of such disclosure. Any Party desiring to make a press release or other public announcement concerning this Agreement or operations on the wells, units or fields shall allow the other Party to review and comment on the proposed language prior to the release of the press release of public announcement. The targeted formation will not be disclosed until after any well, unit or field actually has been drilled or the enhancement operations otherwise commenced in the unit or field.

15.	Force Majeure. If a Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations or rights under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with commercially reasonable diligence. The Party affected by Force Majeure shall provide the other Party with prompt written notice of the Force Majeure event, with reasonably full detail of the Force Majeure after the affected Party learns of the occurrence of the Force Majeure event. The settlement of strikes, lockouts and other labor difficulty shall be entirely within the discretion of the Party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty. As used herein, “Force Majeure” means any cause or condition not within the reasonable control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, and without limiting the generality of the foregoing, such shall include delays or inabilities to obtain requisite permits to conduct the operations contemplated hereunder, but excluding any cause or condition due to economic or financial conditions.

US Energy Corp.	Date
Farmout Agreement

16.	Notices and Well Information. All well data, information and notices to be given to Farmor as provided in this Agreement, and all other notices from one party to the other, shall be given shall be in writing and shall be deemed conclusively to have been duly given if personally delivered, sent by nationally recognized, receipted overnight courier, or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by facsimile and confirmed by a similar mailed writing to the addresses as follows:

If to Farmor:	U.S. Energy Corp.
Attn: Ryan Smith
675 Bering, Suite 390
Houston, TX 77057
Facsimile: ________________

If to Farmee:	Synergy Offshore, LLC
Attn: Duane H. King
9821 Katy Freeway. Suite 805
Houston, Texas 77024
Facsimile: 713-827-9989

17.	Right to Repurchase. It is agreed to and understood that Farmee shall have the right to purchase back from Farmor, any unit or field on the Farmout Properties for which Farmee has given written notice pursuant to Paragraph 8 hereof that it will commence enhancement operations, and Farmee, in fact, commences such operations, and the unit or field has been affected by production enhancement operations performed by Farmee. The price of said purchase shall be based on the greater of PV-10 value of said unit or field, based on its current IPR at (i) the prevailing commodity price at the time of purchase or (ii) flat pricing of $65.00 per barrel oil and $3.25 per mcf natural gas (the “Repurchase Right”). For so long as Sage Road Capital, LLC or any of its affiliates (“Sage Road”) has the right to appoint a member of the board of directors of Farmor, if (and only if) the proposed purchase price for the sale to Farmee of the applicable Farmout Properties is less than the Repurchase Price, the sale of such Farmout Properties to Farmee shall be subject to the affirmative approval by the disinterested members of the Board of Directors of the Company. For clarity, Farmor and Farmee may not amend the terms of this Section 17 after the closing of the transactions contemplated by the PSA and the execution of this Agreement. After said purchase is complete, Farmee may take over as operator of said properties, or have Farmor continue to operate and oversee said properties as a contract operator for Farmee.

US Energy Corp.	Date
Farmout Agreement

18.	Miscellaneous.

a.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to choice of law principles.

b.	Entire Agreement. This Agreement, together with all Exhibits hereto, constitutes the entire agreement between the Parties as to the subject matter herein and supersedes all prior negotiations or agreements pertaining to such.

c.	Relationship of the Parties. With respect to this Agreement, each Party shall not be considered the agent, partner, employee or fiduciary of any other Party, nor shall this Agreement be construed as creating a mining partnership, joint venture or other partnership or association. Each Party shall be responsible only for its obligations as provided in this Agreement and shall be liable only for its proportionate share of the costs of performing its obligations under this Agreement. All of the obligations and liabilities under this Agreement shall be several and not joint or collective. The Parties elect not to be treated as a partnership under the Internal Revenue Code of 1986 or under any Income Tax Laws of the state in which the lands covered hereby are located, and specifically elect to be excluded from all such provisions hereof.

d.	Compliance with Laws. This Agreement and all operations hereunder shall be subject to all valid and applicable Federal and State laws, and all valid and applicable orders, laws, rules and regulations of any Federal or State authority having jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction over the Farmout Properties.

e.	Headings. The heading of the several paragraphs and/or sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of the terms and provisions hereof.

f.	Further Assurances. The Parties agree to execute, acknowledge and deliver any additional instruments, agreements or other documents and to do any other acts and things which may be necessary to more fully and effectively accomplish the intent of the Parties as set forth in this Agreement.

g.	Counterparts; Facsimile Signatures. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Facsimile signatures are considered binding.

h.	Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

i.	Costs and Expenses. All fees, costs and expenses incurred by a Party in negotiating this Agreement or in consummating the transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

US Energy Corp.	Date
Farmout Agreement

If the terms and conditions set out in this agreement are acceptable to you, please signify your acceptance by signing in the space provided below. This agreement shall be effective as of the date hereof.

Yours truly,

Synergy Offshore, LLC

/s/ Duane H. King
By Duane H. King, CEO

AGREED TO AND ACCEPTED THIS 5 DAY OF January 2022

US Energy Corp.

/s/ Ryan Smith
By: Ryan Smith
CEO